Putnam High Yield Advantage
November 30, 2010

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1(000s omitted)	Class A	    $37,424
				Class B  		   525
				Class C		   605

72DD2(000s omitted)	Class M		12,160
				Class R		   560
				Class Y		 5,601

73A1				Class A		0.420
				Class B		0.376
				Class C		0.377

73A2				Class M		0.408
				Class R		0.408
				Class Y		0.432

74U1	(000s omitted)	Class A		90,677
				Class B		 1,297
				Class C		 1,636

74U2	(000s omitted)	Class M		27,887
				Class R		 1,878
				Class Y		15,977

74V1				Class A		5.90
				Class B		5.80
				Class C		5.78

74V2				Class M		5.90
				Class R		5.90
				Class Y		6.08


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.